EXHIBIT 1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference our report dated March 17, 2005 relating to the financial statements of CIFG Assurance North America, Inc. as of December 31, 2004 and 2003 and for each of the years ended December 31, 2004 and 2003 and for the period April 11, 2002 (date of inception) through December 31, 2002 our report dated April 20, 2005 relating to the consolidated financial statements of CIFG Guaranty as of December 31, 2004 and 2003 and for each of the three years ended December 31, 2004, each included in this Form 8-K of Bear Stearns Asset Backed Securities I LLC (“the Company”) in the Company’s Registration Statement (No. 333-125422) on Form S-3. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

September 28, 2005